Exhibit 4.15

AMENDMENT NO. 1 TO

WARRANT

THIS AMENDMENT NO. 1 TO WARRANT (this “Amendment”) made effective as of the 11th day of February, 2005 (the “Effective Date”) by and among Boston Life Sciences, Inc., a Delaware corporation (the “Company”) and Robert L. Gipson (the “Holder”).

WITNESSETH:

WHEREAS, the Company issued to the Holder that certain Warrant for the Purchase of 1,000,000 Shares of Common Stock (Warrant No. BLSI–2002-54) on November 22, 2002 (the “Warrant”); and

WHEREAS, the Company and the Holder desire to amend the Warrant to reflect mutually agreed upon revised terms in accordance with the provisions of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Holder agree as follows:

1. Definitions.

Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to them in the Warrant.

2. Amendments.

The first two sentences of the preamble of the Warrant are hereby deleted in their entirety and amended and restated to read as follows:

“FOR VALUE RECEIVED, BOSTON LIFE SCIENCES, INC., a Delaware corporation (the “Company”), hereby certifies that Robert L. Gipson, or its permitted assigns, is entitled to purchase from the Company, at any time or from time to time, commencing on November 22, 2002 (the “Initial Exercise Date”), 1,000,000 fully paid and non-assessable shares of the Common Stock, $.01 par value per share, of the Company. This Warrant shall expire at 5:00 P.M., New York City time, on December 31, 2006 (the “Termination Date”), and is exercisable for 1,000,000 fully paid and non-assessable shares of the Common Stock, $.01 par value per share, of the Company for an aggregate purchase price of $450,000 computed on the basis of $0.45 per share, which amounts do not reflect the 1-for-5 reverse stock split effected by the Company on February 4, 2005.”

3. Reference to and Effect on the Warrant.

(a) On and after the Effective Date, each reference to “this Warrant,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Warrant as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Warrant, a reference to the Warrant in any of such instrument or document to be deemed to be a reference to the Warrant as amended hereby.

(b) Except as expressly amended by this Amendment, the provisions of the Warrant shall remain in full force and effect.

4. Agreement to Exercise.

In consideration of the amendments set forth in Section 2 hereof, the Holder agrees to exercise the Warrant in whole (and not in part) and deliver proper payment of the Aggregate Warrant Price to the Company in cash no later than February 11, 2005.

5. Governing Law.

This Amendment shall be governed by, and construed and enforced in accordance with the internal laws of The Commonwealth of Massachusetts applicable to contracts made and performed within such Commonwealth, without giving effect to the conflicts of laws principles thereof.

6. Counterparts.

This Amendment may be executed by facsimile in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered on the date first written above.

BOSTON LIFE SCIENCES, INC.

By:	/s/ Joseph Hernon
Joseph Hernon
Chief Financial Officer

/s/ Robert L. Gipson
Robert L. Gipson

[Signature Page to Amendment No. 1 to Warrant]